UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report: October 8, 2015
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Long-Term Incentive Awards.
On October 8, 2015, the management development and compensation committee (“Committee”) of the board of directors of KB Home (“Company”) approved grants of long-term incentive awards pursuant to the KB Home 2014 Equity Incentive Plan to Jeffrey T. Mezger, the Company’s president and chief executive officer; Jeff J. Kaminski, the Company’s executive vice president and chief financial officer; Brian J. Woram, the Company’s executive vice president and general counsel; Albert Z. Praw, the Company’s executive vice president, real estate and business development; and William R. Hollinger, the Company’s senior vice president and chief accounting officer, as set forth in the table below. Long-term incentive awards were also approved for grant to certain other senior executives of the Company. The awards granted included performance-based restricted stock units, restricted stock, and stock options, as further described below.
Performance-Based Restricted Stock Units.  Each of the named executive officers received a grant of performance-based restricted stock units (each, a “PSU”) corresponding to a target award amount of shares of KB Home common stock (“Award Shares”), as shown in the table below. Each PSU grant entitles a recipient to receive between 0% to 200% of the recipient’s Award Shares based on the Company’s achieving over the three-year performance period commencing on December 1, 2015 and ending on November 30, 2018 specified levels of (a) cumulative adjusted earnings per share; (b) average adjusted return on invested capital; and (c) revenue growth performance relative to a peer group of high-production public homebuilding companies. The earnings per share performance measure will determine 50%, the average return on invested capital performance measure will determine 20%, and the relative revenue growth performance measure will determine 30%, of the final number of shares of KB Home common stock that may be issued pursuant to each PSU. Each PSU vests on the date after the end of the performance period on which the Committee determines the performance for the performance measures (“Determination Date”). In addition, each PSU recipient will be nominally credited with an amount (“Dividend Equivalent”) equal to the recipient’s target Award Shares multiplied by the sum of the cash dividends that are paid in respect of one share of KB Home common stock with a record date during the period beginning on the grant date and ending on the Determination Date. Upon the vesting of each PSU, each recipient will be eligible to receive a cash payment equal to the nominal credited Dividend Equivalent multiplied by the applicable percentage of Award Shares that will be issued to the recipient after the Determination Date, if any. If performance over the performance period for the three performance measures is below specific thresholds, each PSU recipient will receive no shares of KB Home common stock and no cash Dividend Equivalent will be paid in respect of the PSU. In general, each PSU recipient will forfeit any rights with respect to Award Shares and to any cash Dividend Equivalent payment if the recipient terminates service with the Company or a subsidiary prior to the Determination Date.
Restricted Stock. Each share of restricted stock granted on October 8, 2015 entitles a recipient to one vote on all matters put before the Company’s stockholders, and to receive all cash dividends that are paid in respect of one share of KB Home common stock with a record date during the period beginning on the grant date and ending on an applicable vesting date. A recipient will forfeit any unvested shares if the recipient’s employment with the Company or a subsidiary is terminated before an applicable vesting date. Each award of restricted stock granted on October 8, 2015 vests in three equal annual installments on October 25, 2016, 2017 and 2018.
Stock Options. Each stock option granted on October 8, 2015, once vested, entitles a recipient to purchase a share of KB Home common stock at the stock option’s grant price. The grant price for each stock option is $14.92. Each stock option has a ten-year term from October 8, 2015 and vests in equal annual installments over a three-year period, subject to the recipient’s continued employment with the Company or a subsidiary.
The long-term incentive awards granted to the Company’s named executive officers on October 8, 2015 are as follows:

Named Executive Officer	Performance-Based Restricted Stock Units (#)	Restricted Stock (#)	Stock Options (#)
Jeffrey T. Mezger	133,000	—	333,000
Jeff J. Kaminski	14,000	24,000	115,000
Brian J. Woram	10,000	18,000	80,000
Albert Z. Praw	10,000	18,000	80,000
William R. Hollinger	6,000	10,000	50,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 13, 2015.

KB Home

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu Vice President and Corporate Secretary